AGREEMENT FOR THE SALE OF THE VCA-2 CONTRACTS

AGREEMENT dated as of January 1, 1997, among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"), a New Jersey corporation, THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-2 ("VCA-2"), a separate account of Prudential registered as an open-end, diversified management investment company under the Investment Company Act of 1940, and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC ("PIMS"), a wholly-owned direct subsidiary of Prudential registered as a broker-dealer under the Securities Exchange Act of 1934.

     WHEREAS, VCA-2 serves as the funding medium for such variable contracts issued by Prudential as may be designated by Prudential as participating therein (the "Contracts"); and

     WHEREAS, Prudential and VCA-2 desire that PIMS provide sales and distribution services for the Contracts;

     NOW, THEREFORE, in consideration of the promises and mutual considerations provided here, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. PIMS will provide sales and distribution services (the "Services") for the Contracts.

     2. In exchange for the Services, Prudential shall compensate PIMS in an amount equal to the commissions and other expenses incurred by PIMS in connection with the Services.

     3. Amounts retained by Prudential from the payment of the front-end sales charge under the Contracts shall be applied to the payments to be made by Prudential to PIMS for the Services. The front-end sales charge shall be described in the prospectus for the sale of the Contracts. To the extent that the front-end sales charge does not cover the payments to be made by Prudential to PIMS for the Services, the difference will be made up from Prudential's surplus.

     4. This agreement shall be approved by the affirmative vote of the VCR-2 Committee, including the specific approval of a majority of the members of the Committee who are not persons affiliated with VCA-2, or by a majority of the votes cast by those persons having voting rights in respect of VCA-2, as provided for by the Rules and Regulations of VCA-2. This agreement shall continue in effect for a period of more than two years from the date of its execution only so long as its continuance is approved at least annually by such

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vote of the Committee or persons with VCA-2 voting rights described in the previous sentence.

     5. This agreement shall automatically terminate in the event of its assignment by Prudential or PIMS.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                              THE PRUDENTIAL INSURANCE
                                                COMPANY OF AMERICA

                                              By: _____________________________
                                                  Vice President


                                              THE PRUDENTIAL VARIABLE
                                                CONTRACT ACCOUNT-2

                                              By: _____________________________
                                                  Chairman of the Committee


                                              PRUDENTIAL INVESTMENT
                                                MANAGEMENT SERVICES LLC

                                              By: _____________________________
                                                  President